Exhibit 99.1

CONTINENTAL MATERIALS CORPORATION

200 SOUTH WACKER DRIVE, SUITE 4000

CHICAGO, IL  60606-5821

FOR IMMEDIATE RELEASE	CONTACT: Mark S. Nichter
(312) 541-7207

CONTINENTAL MATERIALS CORPORATION REPORTS

2004 RESULTS AND INTENTION TO INITIATE DUTCH AUCTION TENDER OFFER TO BUY

UP TO 400,000 SHARES OF ITS COMMON STOCK

2004 Results

CHICAGO, March 24 — Continental Materials Corporation (AMEX; CUO) today reported net income of $2,373,000, $1.38 per diluted share for the year 2004, on sales of $126,940,000. In the prior year, net income was $2,349,000, $1.31 per diluted share on sales of $120,165,000.

Sales in the construction materials segment increased by 12.4% due to favorable weather conditions in Colorado in 2004 compared to the previous year, particularly in the respective first quarters. Market conditions in Colorado Springs and Pueblo resulted in a modest increase in volume for our Southern Colorado operations. Concrete prices were increased in those markets but only in response to higher cement and fuel costs. The Denver ready-mix concrete market remained extremely competitive. While we were able to increase volume, competitive forces drove prices down and profit margins declined in the Denver market.

The heating and air conditioning segment experienced an overall 4.4% decline in sales primarily as the result of losing a portion of the evaporative cooler business at a national home center account. Profit margins declined in this segment due to a significant increase in steel costs in the second half of the year, an increase in reserves for workers’ compensation claims and a lower level of evaporative cooler production.

Consolidated operating income in 2004 was $3,505,000 (2.76% of sales) including $611,000 of net gains on the disposition of property and equipment. In 2003, operating income was $3,840,000 (3.20% of sales) including $233,000 of net gains on the sale of property and equipment.

The income tax rate (as a percentage of income before income taxes) for 2004 was 24.0%. The lower than normal rate was due to enterprise zone state income tax credits, an increased tax deduction for depletion and the tax benefit associated with the donation of appreciated property.

Sales in the fourth quarter of 2004 were $34,216,000, an increase of 7.9% compared to the prior year quarter. The construction materials segment realized a 17.8% increase due to an increased level of construction activity throughout most of our markets and the price increases mentioned above. Sales in the heating and air conditioning segment declined 5.1%. The drop in sales occurred in the evaporative cooler business as customer interest in traditional preseason sales programs seems to be diminishing. Consolidated operating income in the fourth quarter of 2004 was $1,443,000 (4.2% of sales) including $369,000 of net gains on the sale of property and equipment. In the previous year’s quarter, consolidated operating income was $2,900,000 (9.1% of sales) including $195,000 of equipment sale gains. The decline in the operating income percentage was principally due to the same conditions noted in our review of the year’s results.  The lower income tax rate in the fourth quarter of 2004 was due to the same factors discussed above. Net income in the fourth quarter of 2004 was $1,311,000, $.77 per diluted share. In the fourth quarter of 2003 net income was $2,027,000, $1.15 per diluted share.

Intent to Initiate Dutch Auction Tender Offer

Continental Materials Corporation also announced today that its Board of Directors has authorized a self-tender offer for up to 400,000 shares of its common stock, which represents approximately 24 percent of the Company’s outstanding shares.  The tender offer will be in the form of a modified Dutch auction tender offer in which stockholders will be given the opportunity to sell part or all of their shares to the Company at a price of not less than $27.50 per share and not more than $30.50 per share.  The closing price of the Company’s common stock on March 23, 2005, the last trading day prior to the announcement of this transaction was $28.22.  Based upon the minimum and maximum offering prices specified in the offer, the aggregate purchase price, if 400,000 shares are purchased, would range from $11.0 million to $12.2 million.

Under the procedures for a modified Dutch auction tender offer, stockholders may offer to sell all or a portion of the shares they own at a price not more than the maximum price ($30.50) nor less than the minimum price ($27.50) specified in the offer.  Upon the expiration of the offer, the Company will select the lowest purchase price that will allow it to buy 400,000 shares.  If the number of shares tendered is greater than the number sought, purchases will be made on a pro rata basis from stockholders tendering at or below the purchase price.  All shares purchased by the Company will be purchased at the same price, even if stockholders have selected a lower price; however, the Company will not purchase any shares above the determined purchase price.

James G. Gidwitz, Chief Executive Officer and Chairman stated, “We believe that the tender offer is a prudent use of our financial resources given our recent trading volume and current market price, and that investing in our own shares is an attractive use of capital and an efficient means to provide liquidity to our stockholders.  The tender offer also will provide the opportunity for holders to sell shares without the usual transaction costs associated with open market sales.”

Mesirow Financial, Inc. is acting as the dealer manager.  Georgeson Shareholder Communications will act as the information agent, and LaSalle Bank National Association will be the depositary for the shares tendered.  Questions or requests for assistance may be directed to Georgeson Shareholder Communications, toll-free at (877) 278-4412.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL SHARES OF THE COMPANY’S COMMON STOCK.  THE TENDER OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE AND THE RELATED MATERIALS THAT THE COMPANY WILL DISTRIBUTE TO ITS STOCKHOLDERS.   STOCKHOLDERS SHOULD READ THE TENDER OFFER STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT CONTAINS IMPORTANT INFORMATION.  STOCKHOLDERS WILL BE ABLE TO OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT WWW.SEC.GOV.  STOCKHOLDERS MAY ALSO OBTAIN A COPY OF THESE DOCUMENTS, WITHOUT CHARGE, FROM GEORGESON SHAREHOLDER COMMUNICATIONS, THE INFORMATION AGENT FOR THE TENDER OFFER, BY CALLING TOLL FREE (877) 278-4412.

About Continental Materials:

Continental Materials Corporation is headquartered in Chicago, Illinois and operates through subsidiaries in the construction materials and heating and air conditioning industries.  The construction materials segment produces and sells ready-mix concrete and construction aggregates along the Front Range in Colorado.  This segment also fabricates and sells steel and wood doors and other types of construction materials, including steel reinforcement bars.  The Company’s heating and air conditioning segment makes wall furnaces, console heaters, fan coils, and evaporative air coolers that are marketed to wholesale distributors and retail home centers, mainly in the Western and Southwestern United States.

CAUTIONARY STATEMENT— Statements in this document that are not historical facts are forward-looking statements.  It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements.  Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is contained in the company’s Annual Report on Form 10-K for the year ended January 3, 2004 filed with the Securities and Exchange Commission, as the same may be amended from time to time.  Forward-looking statements are not guarantees of performance.  They involve risks, uncertainties and assumptions.  The future results and shareholder values of the company may differ materially from those expressed in these forward-looking statements.  Many of the factors that will determine these results and values are beyond the company’s ability to control or predict.  Shareholders are cautioned not to put undue reliance on forward-looking statements. In addition, the company does not have any intention or obligation to update forward-looking statements after the date hereof, even if new information, future events, or other circumstances have made them incorrect or misleading.  For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

CONTINENTAL MATERIALS CORPORATION

SUMMARY OF SALES AND EARNINGS

	Three Months Ended		Year Ended
	January 1, 2005	January 3, 2004	January 1, 2005	January 3, 2004

Sales	$34,216,000	$31,725,000	$126,940,000	$120,165,000

Operating Income (See Note)	1,443,000	2,900,000	3,505,000	3,840,000

Interest (expense), net	(51,000)	(105,000)	(516,000)	(670,000)

Other income (expense)	71,000	158,000	134,000	279,000

Income before income taxes	1,463,000	2,953,000	3,123,000	3,449,000

Provision (credit) for income taxes	152,000	926,000	750,000	1,100,000

Net income	$1,311,000	$2,027,000	$2,373,000	$2,349,000

Basic earnings per share	$.79	$1.17	$1.41	$1.34
Weighted average shares outstanding	1,654,000	1,729,000	1,681,000	1,754,000

Diluted earnings per share	$.77	$1.15	$1.38	$1.31
Weighted average shares outstanding	1,698,000	1,767,000	1,725,000	1,791,000

Note — In accordance with FASB Statement No. 144, “Operating Income” includes gains and losses on the disposition of property, plant and equipment.  “Operating Income” for the year 2003 periods has been presented to include such gains and losses.  Previously, such gains and losses were included in “Other income (expense)”.